Exhibit 2.9
THIRD AMENDMENT AND SUPPLEMENT TO
STOCK PURCHASE AGREEMENT
     This Third Amendment and Supplement to Stock Purchase Agreement (this “Amendment”) is entered into effective as of December 23, 2008, by and among The O’Gara Group, Inc., an Ohio corporation (“TOG”), OmniTech Partners, Inc., a Pennsylvania corporation (“OMNI”), Optical Systems Technology, Inc., a Pennsylvania corporation (“OSTI”), Keystone Applied Technologies, Inc., a Pennsylvania corporation (“Keystone”; OMNI, OSTI and Keystone are each referred to herein as the “Acquired Companies”), Paul F. Maxin, a resident of Pennsylvania (“Maxin”), and Gene Pochapsky, a resident of Pennsylvania (“Pochapsky”; Maxin and Pochapsky are each referred to as the “Sellers”).
     WHEREAS, TOG, the Acquired Companies and the Sellers are parties to that certain Stock Purchase Agreement dated as of January 10, 2008, as amended by that certain Amendment and Supplement to Stock Purchase Agreement, dated as of May 23, 2008, as further amended by that certain Second Amendment and Supplement to Stock Purchase Agreement, dated as of August 19, 2008 (as the same may be further amended, supplemented or modified, the “Purchase Agreement”); Capitalized terms used, but not otherwise defined herein, shall have the meanings assigned to them in the Purchase Agreement; and
     WHEREAS, the parties again desire to amend and/or supplement certain provisions of the Purchase Agreement.
     NOW, THEREFORE, in consideration of the above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend and supplement the Purchase Agreement as follows:
     1. Amendments to Purchase Agreement. Subject to the terms and conditions of this Amendment, the Purchase Agreement is hereby amended as follows:
          (a) Section 2.2 of the Purchase Agreement is hereby deleted and replaced in its entirety as set forth below:
          “2.2 PURCHASE PRICE
     The aggregate purchase price for the Shares is Thirty-One Million Five Hundred Forty-One Thousand Six Hundred Sixty-Five Dollars ($31,541,665) (the “Purchase Price”), $27,541,665 of which shall be payable in cash (the “Cash Purchase Price”) and $4,000,000 of which shall be payable in TOG Stock, each of which shall be due and payable as set forth in Section 2.4(b) below and subject to adjustment pursuant to Sections 5.11 and 5.12 below. Of the Purchase Price, $25,000 is allocated to the stock of OMNI, $250,000 is allocated to the stock of Keystone and the balance of the Purchase Price is allocated to the stock of OSTI.”

          (b) Section 5.3(d) of the Purchase Agreement is hereby deleted and substituting "[intentionally omitted]” in lieu thereof.
          (c) A new Section 5.12 is hereby added to the Purchase Agreement as follows:
          “5.12 PURCHASE PRICE ADJUSTMENT FOR 2008 CASH DISTRIBUTION
     TOG acknowledges that on or before December 31, 2008, the Sellers shall cause the Acquired Companies to distribute to the Sellers, pro rata in accordance with their Shares, (a) the Excluded Assets, and (b) available cash (the “2008 Cash Distribution”). If Closing occurs on or before February 15, 2009, the Purchase Price (and, without duplication, the Cash Purchase Price payable under Section 2.4(b)(ii)) shall be automatically reduced by an amount equal to (y) the 2008 Cash Distribution minus (z) any amounts required to pay applicable Income Taxes imposed on the Sellers with respect to the 2008 Cash Distribution.”
          (d) Section 10.1(d) of the Purchase Agreement is hereby deleted and replaced in its entirety as set forth below:
          “(d) by either Sellers or TOG if the Closing has not been consummated by February 15, 2009 (the “Termination Date”), unless such failure is due to a breach of this Agreement by the party seeking to terminate this Agreement.”
     2. Conditions Precedent. The effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedent:
          (a) On or before December 31, 2008, TOG shall pay OSTI $100,000 via wire transfer in immediately available funds as a non-refundable, fully-earned extension fee; and
          (b) On or before December 31, 2008, TOG shall deliver or cause to be delivered to OSTI signed copies of all final audit reports prepared by Deloitte & Touche LLP (“DT”) with respect to the financial statements of the Acquired Companies for the respective periods ended December 31, 2006, December 31, 2007 and each other period for which DT has prepared an audit report with respect to the financial statements of the Acquired Company for any period ending on or before December 31, 2008.
          (c) 2008 Audit. TOG will engage DT, at TOG’s expense, to audit the financial statements of the Acquired Companies for the period ended December 31, 2008, and OSTI will be entitled to receive a signed copy of the final audit report prepared in connection therewith promptly upon its completion. The continued effectiveness of this Amendment is subject to the satisfaction of the condition subsequent that on or before January 16, 2009, TOG has provided the Sellers with written evidence satisfactory to the Sellers that (1) TOG has instructed DT to provide the 2008 audit report to OSTI, and DT has acknowledged the same, (2) TOG has undertaken to pay DT’s fees and expenses with respect to the preparation and delivery of the 2008 audit report, even if the 2008 audit work and report is completed after the termination or expiration of the Purchase Agreement for any reason other than breach by the

Sellers, and (3) TOG has made a prepayment to DT sufficient to pay DT’s fees and costs when due or has placed such funds in a third party escrow with instructions to release the funds to DT upon the earlier of DT’s delivery of the final 2008 audit report or February 15, 2009.
     3. Effect of Amendment. Except as modified in this Amendment, the parties hereby affirm all provisions of the Purchase Agreement and confirm that such Purchase Agreement is in full force and effect pursuant to the terms therein. In the event of any conflict between the provisions of this Amendment and the unamended provisions of the Purchase Agreement, the provisions of this Amendment shall prevail and the provisions of the Purchase Agreement shall be deemed modified by this Amendment as necessary to resolve such conflict.
     4. Miscellaneous. This Amendment: (a) may be amended only by a writing signed by each party; (b) may be executed in several counterparts, including by signature in Adobe PDF or facsimile format, each of which shall be deemed an original but all of which shall constitute one and the same instrument; (c) together with the Purchase Agreement, contains the entire agreement of the parties with respect to the transactions contemplated thereby and hereby and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions; (d) shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of laws principles of that or any other jurisdiction; and (e) shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns. The waiver by either party of any default or breach of this Amendment will not constitute a waiver of any other or subsequent default or breach. No act, delay or omission on the part of either party will be deemed a waiver unless expressly made in writing.
[SIGNATURE PAGE TO FOLLOW]

[SIGNATURE PAGE TO THIRD AMENDMENT AND SUPPLEMENT TO STOCK PURCHASE AGREEMENT]
     IN WITNESS WHEREOF, the parties, intending to be additionally bound by the terms and conditions stated herein, have executed this Amendment effective as of the date first set forth above.

The O’Gara Group, Inc.
By:	/s/ Abram S. Gordon
Title: Vice President

OmniTech Partners, Inc.
By:	/s/ Paul F. Maxin
Title: President

Optical Systems Technology, Inc.
By:	/s/ Paul F. Maxin
Title: President

Keystone Applied Technologies, Inc.
By:	/s/ Paul F. Maxin
Title: President

/s/ Paul F. Maxin
Paul F. Maxin

/s/ Gene Pochapsky
Gene Pochapsky